EXHIBIT 11


      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
             Three-months ended March 31,1998 and 1997


(in thousands, except per     Income        Shares     Per Share
 share amounts)             (Numerator)  (Denominator)   Amount
---------------------------------------------------------------------
1998
----
Basic EPS
Net Income available
 to common stockholders     $ 15,956          28,956        $   0.55
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              489
8.75% convertible
 subordinated debentures          99             963
Stock Options                   (572)            707
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 15,483          31,115        $   0.50
                              ======          ======            ====
------------------------------------------------------------------------
1997
----
Basic EPS
Net Income available
 to common stockholders     $ 16,701          28,834        $   0.58
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              425
8.75% convertible
 subordinated debentures         100             972
Stock Options                      3             514
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 16,804          30,745        $   0.55
                              ======          ======            ====